Exhibit 99.1

NEWS RELEASE

Contacts: Terry Freeman, CFO
FOR IMMEDIATE RELEASE	Integrated Electrical Services, Inc.
713-860-1500

Ken Dennard / ksdennard@drg-l.com
Karen Roan / kcroan@drg-l.com
DRG&E / 713-529-6600

INTEGRATED ELECTRICAL SERVICES REPORTS
FISCAL 2011 SECOND QUARTER RESULTS

Company announces restructuring of Commercial & Industrial Segment

HOUSTON — MAY 16, 2011 — Integrated Electrical Services, Inc. (NASDAQ: IESC) today announced financial results for its fiscal 2011 second quarter ending March 31, 2011.

    Revenues for the second quarter of fiscal 2011 were $118.3 million compared to $113.6 million in the first quarter of fiscal 2011 and to $107.6 million in the second quarter of fiscal 2010.  Loss from operations in the second quarter of fiscal 2011 was $7.9 million compared to loss from operations in the first quarter of fiscal 201l of $3.7 million, which included an asset impairment charge of $3.5 million and gain on sale of assets of $6.7 million, and compared to loss from operations in the second quarter of fiscal 2010 of $12.2 million, which included restructuring and significant charges of $4.7 million.

    Net loss in the second quarter of fiscal 2011 was $9.2 million, or $0.64 loss per share, compared to net loss of $3.7 million, or $0.25 loss per share, in the first quarter of fiscal 2011 and to net loss of $13.2 million, or $0.92 loss per share, including significant charges, for the second quarter of fiscal 2010.

    Gross profit for the second quarter of fiscal 2011 was $5.3 million, a gross margin of 4.5 percent.  This compares to gross profit of $11.1 million, a gross margin of 9.8 percent, in the first quarter of fiscal 2011 and to gross profit of $13.6 million, a gross margin of 12.6 percent, in the second quarter of fiscal 2010.

    Sales, general and administrative (“SG&A”) expenses for the second quarter of fiscal 2011 were $13.3 million, including the recovery of $2.9 million related to a long term receivable on a project recorded as bad debt expense in the second quarter of fiscal 2010.  This compares to $18.0 million in the first quarter of fiscal 2011, including $0.5 million of severance expense, and to $25.7 million in the second quarter of fiscal 2010, including significant charges of $4.7 million.  SG&A expenses as a percentage of revenues were 11.3 percent in the second quarter of fiscal 2011 compared to 15.9 percent in the first quarter of fiscal 2011 and to 23.9 percent in the second quarter of fiscal 2010.

    Michael J. Caliel, IES President and Chief Executive Officer, stated, “We are encouraged by the apparent strengthening in our second quarter volumes, which rose ten percent year over year and four percent sequentially.  Following the volume improvement in our first quarter, we believe we are beginning to see our end markets firm a bit.  Our Communications segment generated strong volume growth in the quarter and continues to perform well, and backlog in our Residential segment increased due to improved demand for Multi-family projects.   Volumes in our Commercial & Industrial segment improved again this quarter, although we experienced downward pressure on gross profit in that segment, primarily due to execution issues on a few specific projects.

    “In keeping with our strategy of strengthening our core portfolio of electrical and communications businesses that are critical to the future success of the company, we have begun a new restructuring program for 2011. We have assessed all of our Commercial & Industrial operations and have developed a plan to sell or close those that have been underperforming for some time and will take a long time to return to profitability and are in markets that we believe will not recover for some time.  These operations are located in specific regions around the country, including Florida, Iowa and Nevada.  This is a part of management’s commitment to return the Company to profitability, and this plan will leave us with a solid core of operations with strong leadership teams positioned in markets where we have a solid presence.  We believe that as a result of this restructuring, we will be better positioned for growth and improved profitability as the market recovers.”

BACKLOG

    As of March 31, 2011, backlog was approximately $242 million compared to $243 million as of December 31, 2010 and to $251 million as of March 31, 2010.  Backlog represents the dollar amount of revenues the Company expects to realize in the future as a result of performing work on multi-period projects that are under contract regardless of duration.  Backlog is not a measure defined by generally accepted accounting principles, and the Company’s methodology for determining backlog may not be comparable to the methodology of other companies.  The Company does not include single family housing or time and material work in backlog.

DEBT AND LIQUIDITY

    As of March 31, 2011, IES had total liquidity of $46.8 million.  Working capital was $81.9 million and long-term debt was $10.4 million.  As of May 13, 2011, the Company had total liquidity of $42.4 million.

2011 RESTRUCTURING PLAN

            During the second quarter of fiscal 2011, the Company determined that certain operations in its Commercial & Industrial segment will be either sold or closed during the next six to twelve months.  This 2011 restructuring plan is one part of management’s overall plan to return the Company to profitability.  The operations directly affected by this decision are located in specific regions around the country, including Florida, Iowa and Nevada.  These locations were selected based upon current business prospects and the extended time frame needed to return the operations to profitability and their location in markets that the Company believes will take some time to recover.  The Company is in the initial stages of the plan and projects that costs associated with the plan could range from $4.5 million to $5.5 million in aggregate and would include equipment and lease termination expenses, consulting expenses and severance costs.  If the Company sells some of these facilities, these projected costs could be reduced.  For fiscal 2011, these operations represent approximately $43 million in annual revenues and a projected annual operating loss of approximately $6 million.

NON-STRATEGIC ASSET SALE

            As previously disclosed, on February 28, 2011, the Company concluded the sale of Key Electric Supply, Inc., a distributor of wiring, lighting, electrical distribution, power control and generators for residential and commercial applications.   In keeping with its strategy to strengthen its core electrical and communications businesses, the Company determined this to be a constructive opportunity to divest another non-core business.

ADDITIONAL INFORMATION

For further details on the Company’s financial results, please refer to the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2010 and to the Form 10-Q for the period ended March 31, 2011.

EBITDA RECONCILIATION

The Company has disclosed in this press release EBITDA (earnings before interest, taxes, depreciation and amortization) which is a non-GAAP financial measure.  EBITDA is a measure that is used in determining compliance with the Company’s secured credit facility. EBITDA calculations may vary from company to company, so IES’ computations may not be comparable to those of other companies.  A reconciliation of EBITDA to net income is found in the table below.

CONFERENCE CALL

    Integrated Electrical Services has scheduled a conference call for Monday, May 16, 2011 at 9:30 a.m. Eastern time.  To listen to the call, dial (480) 629-9835 at least 10 minutes before the call begins and ask for the Integrated Electrical Services conference call.  A brief slide presentation will accompany the call and can be viewed by accessing the web cast on the Company’s web site.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 23, 2011.  To access the replay, dial (303) 590-3030 using a pass code of 4438957#.

    Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting www.ies-co.com .  To listen to the live call on the web, please visit the Company’s web site at least fifteen minutes before the call begins to register, download and install any necessary audio software.  For those who cannot listen to the live web cast, an archive will be available shortly after the call.

Integrated Electrical Services, Inc. is a leading national provider of electrical and communications contracting solutions for the commercial, industrial and residential markets. From office buildings to wind farms to housing developments, IES designs, builds and maintains electrical and communications systems for a diverse array of customers, projects and locations.  For more information about IES, please visit www.ies-co.com.

Certain statements in this release, including statements regarding the restructuring plan and total estimated charges and cost reductions associated with this plan, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the Company believes to be reasonable as of the date hereof. These statements involve risks and uncertainties that could cause the Company's actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to, the inherent uncertainties relating to estimating future operating results and the Company's ability to generate sales and operating income; potential defaults under credit facility and term loan; cross defaults under surety agreements; potential depression of stock price triggered by the potential sale of controlling interest or the entire company as a result of controlling stockholder’s decision to pursue a disposition of its interest in the company; fluctuations in operating results because of downturns in levels of construction; delayed project start dates and project cancellations resulting from adverse credit and capital market conditions that affect the cost and availability of construction financing; delayed payments resulting from financial and credit difficulties affecting customers and owners;  inability to collect moneys owed because of the depressed value of projects and the ineffectiveness of liens;  inaccurate estimates used in entering into contracts; inaccuracies in estimating revenue and percentage of completion on projects; the high level of competition in the construction industry, both from third parties and former employees; weather related delays; accidents resulting from the  physical hazards associated with the Company's work; difficulty in reducing SG&A to match lowered revenues; loss of key personnel; litigation risks and uncertainties; difficulties incorporating new accounting, control and operating procedures and centralization of back office functions; and failure to recognize revenue from work that is yet to be performed on uncompleted contracts and/or from work that has been contracted but not started due to changes in contractual commitments.

You should understand that the foregoing, as well as other risk factors discussed in this document and in the Company’s annual report on Form 10-K for the year ended September 30, 2010, could cause future outcomes to differ materially from those expressed in such forward-looking statements. The Company undertakes no obligation to publicly update or revise information concerning its restructuring efforts, borrowing availability, or cash position or any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Forward-looking statements are provided in this press release pursuant to the safe harbor established under the private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.

General information about Integrated Electrical Services, Inc. can be found at http://www.ies-co.com under "Investor Relations." The Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the Company’s website as soon as reasonably practicable after they are filed with, or furnished to, the SEC.

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